PREMIERWEST SELECTS PHH MORTGAGE AS A
 STRATEGIC MORTGAGE PARTNER

Medford, Oregon – May 25, 2007: PremierWest Bancorp (NASDAQ – PRWT), the parent company of PremierWest Bank announced their selection of PHH Mortgage, a subsidiary of PHH Corporation (NYSE: PHH), as a strategic partner in providing mortgage services to the Bank’s customers.

Jim Ford, President of PremierWest Bancorp and PremierWest Bank stated, “Our strategic alliance with PHH Mortgage will ensure that we continue to maintain a competitive position on par with the largest players in the mortgage industry in serving our customers. This new arrangement will also provide our customers with a broader product menu, the ability to apply for a loan via their channel of choice, including personal loan officers in PremierWest branches, through the internet 24 hours a day or by telephone. Additionally all loans will be serviced by PHH Mortgage and our customers will continue to see the PremierWest Bank brand.”

Donita Grandpre, Vice President and manager of PremierWest Bank’s Mortgage Division stated, “We are very excited with this new arrangement. Customers win because we deliver a best-in-class mortgage experience from application through closing. PHH will also service our loans, on a go forward basis, using the PremierWest Bank brand and insuring our customers have easy access to their information.”

"PHH Mortgage is excited and honored to be supporting PremierWest Bank with a fully integrated, end-to-end, leading edge mortgage platform," said Bob Andwood, Senior Vice President, Private Label Solutions, PHH Mortgage. "The model allows PremierWest Bank to offer its customers a best in class mortgage platform with increased convenience while fully supporting their focus on “people doing business with people.”

About PremierWest Bancorp
PremierWest Bancorp is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest offers expanded banking related services through two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc.

About PHH Mortgage
PHH Mortgage is the industry's leading outsource provider of private label mortgage services and a top provider of private label loan servicing. A subsidiary of PHH Corporation (NYSE: PHH), PHH Mortgage provides mortgage services to financial institutions, real estate brokers, affinity groups, credit unions, corporations, and government agencies. In 2006, PHH Mortgage provided $41 billion in mortgage financing for American homes.

About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary PHH Mortgage is one of the top ten retail originators of residential mortgages in the United  States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the company and its subsidiaries please visit our website at www.phh.com.

PHH Media Contact: Karen McCallson, Vice President, Public Relations PHH Mortgage 856-917-8679 Karen.McCallson@phhmortgage.com

[1] Inside Mortgage Finance, copyright 2006